EXHIBIT 99.1

NYSE - OPY
TSX - OPY.NV

Oppenheimer Holdings Inc. Restates its 2004 Results

Toronto and New York, May 16, 2005. As reported on May 9, 2005, subsequent to the issuance of its financial statements for the year ended December 31, 2004, considering the open letter to the American Institute of Certified Public Accountants from the Chief Accountant of the SEC dated February 7, 2005, the Company undertook a review of its real estate lease accounting policies and is correcting its method of accounting for certain leases by restating its financial statements for the year ended December 31, 2004. The Company is also restating its financial statements for its fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 with respect to the same issue. The error resulted in the understatement of property, plant and equipment, net and liabilities and the overstatement of profit before taxes and net profit for the year ended December 31, 2004 as well as for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

The correction involves recording expense for leases with escalating rents on a straight-line basis over the lease term, rather than as paid, and correctly accounting for landlord incentives, to record leasehold amortization expense and deferred incentive amortization.

In addition, the Company's interest expense on its variable rate exchangeable debentures is being adjusted amongst the four quarters of 2004. In its Annual Report on Form 10-K for the year ended December 31, 2004, the Company had booked an immaterial cumulative net adjustment in the fourth quarter of $355,000. With the restatement of the 2004 quarters, the Company has chosen to reflect the applicable interest expense in each quarter rather than record the impact of the matter of the interest method as a fourth quarter adjustment. There is no impact on net profit for the year ended December 31, 2004 of the interest method matter.

The impact of the restatement on net profit is a reduction in net profit of $1,424,000 for the year ended December 31, 2004, reductions of $1,185,000, $142,000 and $179,000, respectively, for the quarters ended March 31, June 30 and September 30, 2004 and an increase of $82,000 for the quarter ended December 31, 2004. The impact of the error on the quarters and years prior to 2004 was immaterial. Consequently, the cumulative net effect of the error of $779,000 as of December 31, 2003 has been recorded in the first quarter of 2004.

Oppenheimer Holdings Inc.

	Fiscal Quarters
Year ended December 31, 2004	First	Second	Third	Fourth	Total Year
Revenue	$185,769	$154,743	$142,321	$172,307	$655,140

Profit before tax, as reported	$18,504	$2,722	$2,794	$14,342	$38,362
Profit before taxes, as restated	$16,462	$2,477	$2,485	$14,484	$35,908

Net profit, as reported	$10,989	$1,579	$1,596	$8,337	$22,501
Net profit, as restated	$9,804	$1,437	$1,417	$8,419	$21,077

Earnings per share:
Basic, as reported	$0.83	$0.12	$0.12	$0.62	$1.68
Basic, as restated	$0.74	$0.11	$0.11	$0.63	$1.58

Diluted, as reported	$0.58	$0.12	$0.12	$0.48	$1.31
Diluted, as restated	$0.52	$0.11	$0.11	$0.48	$1.24

Book value per share, as reported (after restatement of 2003 results)	$22.45	$22.48	$22.50	$23.01	$23.01
Book value per share, as restated	22.37	$22.38	$22.38	$22.91	$22.91

The Company is filing, today, both its annual report on Form 10-K/A to restate its results for the year ended December 31, 2004 and its quarterly report on Form 10-Q for the quarterly period ended March 31, 2005, which includes the restated results for the quarter ended March 31, 2004. The Company intends to file Forms 10-Q/A for the quarterly periods ended June 30 and September 30, 2004 as quickly as possible.

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For further information:

A.G. Lowenthal 212 668-8000

E.K. Roberts 416 322-1515